Exhibit 99.2

ALTERRA OWNER, LLC

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR'S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

ALTERRA OWNER, LLC

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

TABLE OF CONTENTS

Page(s)
Independent Auditor’s Report	1-2

FINANCIAL STATEMENTS
Statements of Financial Condition	3
Statements of Operations	4
Statements of Changes in Member’s Equity	5
Statements of Cash Flows	6
Notes to Financial Statements	7-12

Independent Auditor's Report

To the Management
Alterra Owner, LLC

Opinion

We have audited the financial statements of Alterra Owner, LLC, which comprise the statement of financial condition as of December 31, 2025 and the related statements of operations, changes in member's equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Alterra Owner, LLC as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Alterra Owner, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter - Prior Year Financial Statements

The financial statements of Alterra Owner, LLC for the year ended December 31, 2024 were audited by another auditor who expressed an unmodified opinion on those statements on April 30, 2025.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Alterra Owner, LLC's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Alterra Owner, LLC's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Alterra Owner, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Bethesda, Maryland
April 29, 2026

ALTERRA OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	December 31, 2025	December 31, 2024
ASSETS
Real estate property, net of accumulated depreciation of $11,439,671 and $8,493,535, respectively	$70,988,992	$73,921,481
Restricted cash	663,650	744,224
Cash	1,819,621	521,995
Interest rate cap asset	-	369,672
Accounts receivable	1,833	-
Other assets	55,342	53,379
TOTAL ASSETS	$73,529,438	$75,610,751

LIABILITIES
Mortgage payable	$64,000,000	$64,000,000
Accounts payable and accrued expenses	3,418,711	511,940
Other liabilities	238,814	220,511
Property tax payable	128,507	114,509
Due to affiliates	85,000	85,000
TOTAL LIABILITIES	$67,871,032	$64,931,960

MEMBER’S EQUITY	5,658,406	10,678,791
TOTAL LIABILITIES AND MEMBER’S EQUITY	$73,529,438	$75,610,751

See notes to financial statements

ALTERRA OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	For the year ended, December 31, 2025	For the year ended, December 31, 2024
INCOME
Rental revenue	$4,667,985	$4,764,381
Other operating revenue	302,336	370,650
Tenants reimbursement	388,552	301,788
Interest income	371,720	2,056,296
TOTAL INCOME	5,730,593	7,493,115

EXPENSES
General and administrative expenses	416,959	397,076
Operating expenses	1,512,456	1,496,992
Depreciation and amortization	2,946,136	2,943,718
Property taxes	265,879	242,815
Renovation expenses	249,377	461,490
TOTAL EXPENSES	5,390,807	5,542,091

Operating Income	339,786	1,951,024

Other Income (Expenses)
Interest and debt expense	(4,990,499)	(5,917,868)
Unrealized loss on interest rate caps	(369,672)	(1,404,613)

NET LOSS	$(5,020,385)	$(5,371,457)

See notes to financial statements

ALTERRA OWNER, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)
BALANCE, JANUARY 1, 2024	$16,050,248
Capital Contributions	-
Capital Distributions	-
Net loss	(5,371,457)
BALANCE, DECEMBER 31, 2024	$10,678,791

Capital contributions	-
Capital distributions	-
Net loss	(5,020,385)
BALANCE, DECEMBER 31, 2025	$5,658,406

See notes to financial statements

ALTERRA OWNER, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(Amounts in U.S. Dollars)	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,020,385)	$(5,371,457)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	2,946,136	2,943,718
Unrealized loss on interest rate swap assets	369,672	1,404,613
Amortization of deferred financing costs	-	315,315
Bad debt	14,921	-
Change in operating assets and liabilities:
Accounts receivable	(16,754)	-
Other assets	(1,963)	150,635
Accounts payable and accrued expenses	2,906,771	(319,530)
Property tax payable	13,998	2,267
Other liabilities	18,303	(112,874)
Net cash provided by (used in) operating activities	$1,230,699	$(987,313)
CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	(13,647)	(10,453)
Net cash used in investing activities	(13,647)	(10,453)
Net increase (decrease) in Cash and Restricted cash	1,217,052	(997,766)
Cash and Restricted cash at the beginning of the year	1,266,219	2,263,985
Cash and Restricted cash at the end of the year	$2,483,271	$1,266,219
Cash and restricted cash reported in the statements of financial condition:
Cash	1,819,621	521,995
Restricted Cash	663,650	744,224

Total cash and restricted cash reported in the statement of cash flows:	$2,483,271	$1,266,219
SUPPLEMENTAL INFORMATION
Cash paid for interest	$1,956,930	$5,619,778

See notes to the financial statements

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

1.	Organization

ALTERRA OWNER, LLC (A Delaware Limited Liability Company), ( “the Company”) commenced operations pursuant to its limited liability company agreement ("Agreement") on March 4, 2022. The Company was formed by YS ITC REQ II, LLC and YS ITC REQ II A, LLC (collectively referred to as the "Willow Wealth Members") and InterCapital Group (“Sponsor”, “Managing Members” or “GP”), via Alterra JV, LLC, its sole member, to acquire Alterra Apartments in Tuscon, AZ. Alterra Apartments is a 416-unit, Class-B apartment complex built in 1987. Amenities at the property include outdoor pool, playground, fitness center, dog park, soccer field, etc. Willow Wealth members and Willow Wealth Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property. Property and construction management services are provided by Dayrise Residential LLC ("Dayrise"), an affiliate of the Sponsor.

The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to the Agreement.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred.

Depreciation is recognized using straight-line method for financial reporting purposes at the end of the year.

		December 31, 2025	December 31, 2024
	Description	Alterra Apartments, a 416-unit, Class- B multifamily property located in Tucson, AZ
	Date of Construction	1987
	Date Acquired	02/2022
	Life on which depreciation in income statements of operations is computed	5 years for furniture and fixtures, 15 years for land improvements and 30 years for building
	Encumbrances	82,428,663	82,415,016
Gross amount at which carried in the statement of financial condition	Land	9,131,429	9,131,429
	Land improvements	3,896,390	3,896,390
	Buildings and improvements	67,156,771	67,156,771
	Furniture, fixtures and equipment	2,244,073	2,230,426
	Total	82,428,663	82,415,016
	Accumulated depreciation and amortization	(11,439,671)	(8,493,535)

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Management believes that there are no indications that suggest the rental property should be impaired as of both December 31, 2025 and 2024.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $663,650 and $744,224 as of December 31, 2025, and December 31, 2024, respectively.

Accounts receivable

Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. As of December 31, 2025 and 2024, respectively, the allowance for doubtful accounts is $0.

We maintain allowances for credit losses. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate on debt for varying periods through debt maturity. These interest rate swaps are accounted for as derivative instruments and, pursuant to Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging, are recorded on the balance sheets at fair value. The Company’s swap is not designated as a hedge, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized based upon the effective yield method using an imputed interest rate over the terms of the loan agreement as a component of “interest and debt expense”.

Revenue Recognition

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property.

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Interest income includes the cash inflows from the interest rate swap.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company files U.S. federal and state partnership tax returns which generally remain open to examination by Federal taxing authorities for a period of three years. The Company has no federal or state tax examinations in process as of December 31, 2025.

The Company follows the guidance in the Financial Accounting Standards Board ASC topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered the following transactions with related parties for the year ended December 31, 2025:

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)	Amount payable ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Property management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	133,962	12,987
InterCapital Partners	Affiliate/Manager	Asset management fee; included in “operating expenses”	1% of total revenue	52,702	-

The Company has entered the following transactions with related parties for the year ended December 31, 2024:

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)	Amount payable ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	146,245	-
InterCapital Partners	Affiliate/Manager	Asset management fee; included in “operating expenses”	1% of total revenue	54,313	-

Additionally, per the management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Willow Wealth in writing in advance.

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Year	Construction management fees incurred	Constructions management fees paid
2025	$3,200	$3,200
2024	$13,875	$13,875

As of December 31, 2025 and 2024, amounts due to affiliates totaled $85,000 in each period, representing an acquisition fee payable upon closing, and are included in due to affiliates on the Statement of Financial Condition.

4.	Mortgage Loan Payable

On March 4, 2022, the Company obtained a $64,000,000 mortgage secured by the property. The mortgage matured on April 1, 2025. The loan agreement allows for two one year extensions on the loan maturity if certian criteria are met. On January 9, 2026, the mortgage agreement was amended and extended to July 1, 2027 (See Note 10). The mortgage bears interest at a rate of term Secured Overnight Financing Rate (SOFR) forward currency rate plus 3.35% margin spread. Interest-only payments are due monthly until maturity. For the years ended December 31, 2025 and 2024, interest of $4,990,499 and $5,917,868, respectively, was incurred. At December 31, 2025 and 2024, interest of $3,332,132 and $298,563, respectively, remains payable and is included in accounts payable and accrued expenses on the consolidated balance sheet. Pursuant to the loan, certain covenants may restrict the sale of assets and limit future borrowings. Management was not in compliance with the mortgage loan's covenants as of December 31, 2025. An affiliate of the Sponsor has executed completion and payment guarantees in connection with the loan agreement. The Company entered into an interest rate cap to manage its interest rate risk on SOFR. The interest rate swap expired on April 1, 2025. In conjunction with amended mortgage agreement on January 9, 2026, the mortgage balance was increased to $65,500,000. Additional proceeds were used to purchase an interest rate cap through maturity for $1,810,000 with a strike price of 1.5% on SOFR. Additionally on January 9, 2026, $1,148,805 of cash from the Company was deposited into an interest reserve restricted by the lender.

5.	Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value.

Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non-financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of December 31, 2024, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	369,672	369,672

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current.

The following is a summary of the carrying amounts and fair value of these financial instruments as of December 31, 2025 and December 31, 2024.

Financial liabilities	As of December 31, 2025		As of December 31, 2024
	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Mortgages payable	64,000,000	64,000,000	64,000,000	64,000,000

6.	Interest rate swap

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate of debt. The interest rate swap is accounted for as derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of December 31, 2024, the Company had interest rate swaps with an aggregate notional amount of $64,000,000 that were not designated as hedges. The interest rate swap expired on April 1, 2025. For the years ended December 31, 2025, and December 31, 2024, the Company has recognized unrealized gain (loss) of $0 and $(1,404,613), respectively, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized/gain (loss) ($)	Cost of the swap ($)
December 31, 2025	64,000,000	-	(369,672)	899,000
December 31, 2024	64,000,000	369,672	(1,404,613)	899,000

7.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

8.	Concentration

Cash

The Company's cash and restricted cash are maintained at financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and management believes the credit risk to be minimal.

ALTERRA OWNER, LLC

(A Deleware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

Geographic area

The Company's operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operations.

9.	Subsequent Events

The Company has evaluated subsequent events through April 29, 2026, the date these financial statements were available to be issued. On January 9, 2026, the Company amended its mortgage loan agreement with the lender. The amendment increased the total loan commitment from $64,000,000 to $65,500,000. The additional proceeds are to be made available to the Borrower for the payment of costs and expenses incurred in connection with purchasing a new Interest Rate Protection Agreement.

Except as described above, the Company did not identify any additional subsequent events requiring disclosure.

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